Exhibit 99.1

GFI GROUP INC. TO ACQUIRE THE KYTE GROUP LIMITED AND KYTE CAPITAL MANAGEMENT LIMITED, PROVIDERS OF CLEARING, BROKING, INVESTMENT SERVICES AND SEED CAPITAL TO FINANCIAL MARKET TRADERS

- Acquisition strengthens GFI’s position within exchange-traded markets and enhances its service offerings -

New York, NY, June 21, 2010, GFI Group Inc. (Nasdaq: GFIG) (“GFI”) announced today that it has agreed to acquire The Kyte Group Limited (“KGL”) and Kyte Capital Management (“KCM”) (together “Kyte”).  Kyte, which is a member of leading exchanges including NYSE Euronext, NYSE LIFFE and Eurex, provides clearing, broking, settlement and back-office services to proprietary traders, brokers, market makers and hedge funds.  In addition, Kyte provides seed capital to start-up trading groups, small hedge funds, market-makers and individual sole traders.

Kyte, a privately held company, was established in London in 1985 by David Kyte.  For Kyte’s fiscal year ended March 31, 2009, the combined Kyte companies had ₤115.4 million in revenues, ₤22.5 million in gross profit and ₤11.7 million in pre-tax profit, on a UK GAAP basis, excluding noncontrolling interests. For Kyte’s fiscal year ended March 31, 2010, pre-tax profit is preliminarily expected to be between ₤6.0 and ₤7.0 million on a UK GAAP basis after excluding noncontrolling interests.

Kyte has established a reputation as one of the leading providers of clearing, risk management and settlement services in its target markets.  Kyte’s customers are able to use Kyte’s exchange memberships in order to trade exchange listed, traditional and alternative investment instruments including financial futures and options, cash stocks, cash bonds, warrants, foreign exchange and commodity derivatives.

Upon the closing of the transaction, GFI expects to pay approximately £38.3 million, subject to the adjustments described below, to acquire a 70% equity ownership interest in Kyte.  The purchase price will be made up of approximately ₤22.4 million in cash, financed from GFI’s internal cash resources, and shares of GFI common stock with an approximate value of ₤15.9 million. The final purchase price will be subject to various adjustments, based on the price of GFI stock and the amount of Kyte’s surplus capital at closing and the satisfaction of certain legal, financial and other criteria.  In addition, GFI will acquire the residual 30% equity interest in Kyte and its affiliates for a further cash payment, which will be calculated based on the performance of Kyte during the three year period ending June 30, 2013.  GFI anticipates the transaction will be accretive to non-GAAP earnings in the calendar year of 2010.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “We believe the acquisition of Kyte and, in particular, its expertise in the listed derivatives markets and its proven risk management and clearing platforms, will position GFI well in an environment favoring standardized, exchange traded products.  David Kyte is a highly respected entrepreneur in the London trading community and we are delighted to be bringing his innovative business into the GFI group of companies.”

David Kyte, Founder of Kyte, said: “Teaming up with GFI will allow Kyte to benefit from GFI’s greater scale and resources and position Kyte to profit from attractive growth opportunities in its core markets in the future.”

The transaction, which has been approved by the Financial Services Authority (FSA), is expected to close in July 2010 upon satisfaction of certain customary conditions.

About GFI Group Inc.  www.gfigroup.com

GFI Group Inc. (NASDAQ: GFIG) is a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of fixed income, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Dublin, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX). GFI Group Inc. provides services and products to over 2,400 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFISM , GFInet® , CreditMatch® , GFI ForexMatch® , EnergyMatch® , FENICS® , Starsupply® , Amerex® , and Trayport® .

About Kyte

KGL (www.kytegroup.com) provides clearing and settlement services to professional ‘expert’ traders who transact business on the world’s leading exchanges.  KGL offers clearing services, risk management, financing and direct market access to proprietary traders, brokers, market makers and hedge funds.  KGL provides comprehensive market access to exchange-listed, traditional and alternative investment instruments including financial futures and options, cash stocks, cash bonds, warrants, Forex and commodity derivatives.  KGL consistently ranks in the top 5 companies on NYSE LIFFE and in the top 20 on Eurex by volume traded.

KGL and its subsidiaries, Kyte Broking Limited and Kyte Capital Advisors LLP, are separately authorised and regulated by the Financial Services Authority.

KCM (www.kytecapital.com) is an investment vehicle that provides seed capital to start-up trading groups, small hedge funds, market-makers, individual sole traders and developers of algorithmic trading systems.

Forward-looking statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (the “Company”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes; securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; uncertainties relating to litigation and the Company’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

= IR =

Investor Relations Contact:

Christopher Giancarlo

Executive Vice President - Corporate Development

212-968-2992

christopher.giancarlo@gfigroup.com

Chris Ann Casaburri

Investor Relations Manager

212-968-4167

chris.casaburri@gfigroup.com

Patricia Gutierrez

Vice President - Public Relations

212-968-2964

patricia.gutierrez@gfigroup.com